Exhibit 99.1

News release: IMMEDIATE

GOVERNMENT CONCLUDES NO NEED FOR JPMORGAN CHASE TO RAISE ADDITIONAL CAPITAL

COMPANY’S TIER 1 COMMON RATIO AT 7.3% AS OF 3/31/09; WOULD REMAIN WELL IN EXCESS OF GOVERNMENT’S 4.0% BUFFER LEVEL UNDER MORE ADVERSE SCENARIO

TIER 1 CAPITAL OF 11.4% AS OF 3/31/09 (9.3% EXCLUDING TARP) ALSO WOULD REMAIN VERY STRONG UNDER GOVERNMENT SCENARIO

New York, May 7, 2009 — JPMorgan Chase & Co. (NYSE: JPM) confirmed today that it has completed the U.S. Government’s Supervisory Capital Assessment Program (SCAP), which determined that JPMorgan Chase’s capital position would remain strong under far more highly stressed conditions than exist today, and that there is no need for the company to raise additional capital at this time.

JPMorgan Chase’s existing strong capital base and loan-loss reserves, together with its significant pretax, pre-provision earnings power, would enable it to weather adverse scenarios envisioned by SCAP, while still maintaining very strong capital ratios. JPMC’s ratios under SCAP would remain very strong even when excluding TARP preferred stock. Importantly, the company believes it could handle a substantially worse environment than the Government’s adverse conditions, even though the company is not expecting such a scenario.

Specifically, JPMorgan Chase’s Tier 1 Capital Ratio is 11.4% — or 9.3% excluding TARP — as of March 31, 2009. The company’s Tier 1 Common Ratio is 7.3% as of March 31, 2009, which is well in excess of the Government’s 4.0% buffer level, and would remain so even under more highly adverse scenarios.

Media contact:
Joseph Evangelisti	212-270-7438	joseph.evangelisti@jpmchase.com
Investor contact:
Julia Bates	212-270-7325	julia.b.bates@jpmorgan.com

Jamie Dimon, Chairman and Chief Executive Officer, said, “JPMorgan Chase has worked hard to maintain its fortress balance sheet and strong capital position in this challenging environment.” He added, “We are committed to supporting healthy economic growth and to doing our part to help our country through these tough times. In particular, we remain committed to safe and sound lending and to being a responsible corporate citizen. In the first quarter of this year alone, JPMorgan Chase lent more than $150 billion to consumers, small businesses, non-profits, municipalities, corporations and others.”

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.1 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan, Chase, and WaMu brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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